Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-236015, 333-178892, 333-123949 and 333-248723 ) on Form S-8 and registration statements (Nos. 333-169603, 333-97531, and 333-110611) on Form S-3 of GP Strategies Corporation of our reports dated March 12, 2021, with respect to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of GP Strategies Corporation.

Our report dated March 12, 2021, on the consolidated financial statements, refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases, effective January 1, 2019.
/s/ KPMG LLP

Baltimore, Maryland
March 12, 2021